EXHIBIT 19.1
REDWOOD TRUST, INC.
INSIDER TRADING POLICY
(As in effect as of August 24, 2023)

    This Policy provides guidelines to employees, directors and Other Insiders of Redwood Trust, Inc. (“Redwood”) and its subsidiaries and affiliates (collectively, the “Company”). Other Insiders are collectively deemed to include (i) all family members living in the same household as any director or employee of the Company, (ii) any family members not living in the same household whose transactions in the Company’s securities are directed by the insider or subject to the insider’s influence and control, and (iii) any consultant and any other person who has or may have access to the Company’s financial statements, financial condition, or other Insider Information. This Policy also applies to any entities controlled by individuals subject to the Policy, including corporations, partnerships or trusts, and any transactions by these entities should be treated for purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

    Actions taken by the Company, the Securities Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

Applicability of Policy
This Policy applies to any transactions in the Company’s securities, including common stock, preferred stock and other securities Redwood may issue from time to time, such as notes or debentures, as well as to derivative securities relating to Redwood’s stock, whether or not issued by Redwood, such as exchange-traded options (all of the foregoing being herein collectively referred to as “Covered Securities”). This Policy also applies to any transactions in securities issued by or through CoreVest American Finance Lender, LLC, Redwood Subsidiary Holdings, LLC, Sequoia Mortgage Funding Corporation, Sequoia Residential Funding, Inc., any SEMT or CAFL securitization entities, or any other securitization entity established or sponsored by or at the direction of the Company. This Policy applies to all employees and directors of the Company, any entities controlled by these individuals, as well as to all Other Insiders who receive or have access to Insider Information. This Policy does not apply to transactions effected by employees or directors for the account of the Company.

The Company’s Policy
It is the policy of this Company that any employee, director, or Other Insider who has material, nonpublic information about the Company may not buy or sell Covered Securities or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material nonpublic information regarding the Company’s business partners, such as suppliers and vendors, when obtained in the course of employment with the Company. That is, any employee, director, or Other Insider, that receives material non-public information regarding another public company should not engage in any activity relating to that company’s securities.

To ensure compliance with this Policy, all employees, directors, and Other Insiders of the Company may only trade Covered Securities during the Trading Window described below and only after obtaining pre-clearance from the Securities Compliance Officer, as described below.

Illegality of Insider Trading
It is generally illegal for any employee, director, or Other Insider to trade in Covered Securities while in the possession of material insider (nonpublic) information about a Company. It may also be illegal for any employee, director, or Other Insider to give material inside information to others who may trade on the basis of that information.

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell, or retain securities or where such information is likely to have a significant effect on the market price of the security. Examples of types of information that will frequently be material include (but are not limited to) facts concerning: (i) a significant purchase or sale of assets, (ii) earnings announcements, (iii) the declaration of a dividend or stock split, (iv) changes in dividend policies, (v) the offering of additional securities, (vi) changes in management, (vii) important business or litigation developments, or (viii) the occurrence of a cybersecurity breach or disruption of the Company’s information technology infrastructure, among other news. Moreover, material information does not have to be related to the Company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. Financial information is particularly sensitive. For example, nonpublic information concerning the results of a company’s operations for even a portion of the current fiscal quarter might be material in helping someone predict a company’s results of operations for the quarter. Both positive and negative information may be material. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Information is “nonpublic” until it has been widely disseminated to the public market (in a manner making it generally available to investors through media) and the public has had a chance to absorb and evaluate it.

The Company intends to comply with the spirit as well as the letter of the insider trading law. The Company’s policy is to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company, whether or not the conduct is literally in violation of the law.

Redwood’s Specific Policies
1.Trading on Material Nonpublic Information. No employee or director, or Other Insider of the Company, shall trade or otherwise engage in any transaction involving a purchase or sale of Covered Securities, including but not limited to, any offer to purchase or offer to sell, during any period commencing with the date that such person possesses Insider Information concerning the Company, and ending at the close of business on the second calendar day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The Company may from time to time recommend that all trading in Covered Securities be suspended because of developments known to the Company and not yet disclosed to the public (a “Black-out Period”). An employee, director or Other Insider may, from time to time, have to forego a proposed transaction in Covered Securities even if such person planned to make the transaction before learning of the Insider Information and even though such person believes they may suffer an economic loss or forego anticipated profit by waiting.

2.Tipping. No employee, director, or Other Insider shall disclose (“tip”) Insider Information to any other person where such information may be used by such person to their profit by trading in Covered Securities, nor any employee, director, or Other Insider make recommendations or express opinions on the basis of Insider Information as to trading in Covered Securities.

3.Insider Information Regarding Other Companies. This Policy and the guidelines described herein also apply to Insider Information relating to other companies, including the Company’s vendors or suppliers and all other entities the Company engages in business with (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from     trading or tipping on Insider Information regarding the Company’s business partners. All employees, directors, and Other Insiders should treat Insider Information about the Company’s business partners with the same care required with respect to information related directly to the Company and not     engage in any activity in the securities of the Company’s business partners based on Insider Information.

4.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Notwithstanding the generality of the foregoing, nothing in this Policy is intended to prohibit any employee, director or Other Insider from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.

5.Additional Prohibited Transactions. It is the Company's policy that employees or directors, or Other Insiders of the Company may not engage in any of the following transactions.

•Short Sales. Engaging in a short sale of Covered Securities is not permitted.
•Publicly Traded Options and Derivatives; Hedging. Transactions in publicly traded options or derivatives that reference Covered Securities are not permitted. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are not permitted. Similarly, hedging or monetization transactions are not permitted.
•Leveraged Purchases; Purchases on Margin. Buying Covered Securities using borrowed funds, whether effectuated through the use of margin or otherwise, is not permitted.

•Pledges. Covered Securities may not be pledged as collateral for a loan or other extension of credit.

•Use of Margin Accounts to Hold Covered Securities. To the extent that Covered Securities are held in a securities account that allows for purchases of securities on margin (a “margin account”), any use of margin by the account holder (regardless of whether margin is used to acquire Covered Securities or other securities) is in fact a pledge of Covered Securities. To address this, employees, directors, and Other Insiders of the Company must either:

oRefrain from holding Covered Securities in a margin account (please note that most securities accounts are margin accounts unless the account holder specifically requests otherwise); or
oRefrain from utilizing the margin feature of the securities account (please note that this also requires refraining from using any ability to write checks out of the account that would require overdraft protection in order to clear).

    If circumstances merit, limited exceptions to these prohibitions may be granted following an advance request for approval made to the Company’s Securities Compliance Officer, but it should be assumed that exceptions will not be granted.

Potential Criminal and Civil Liability and/or Disciplinary Action
1.Liability for Insider Trading. Insiders may be subject to penalties up to $5,000,000 and up to twenty years in jail for engaging in insider trading, which includes engaging in transactions in Covered Securities at a time when they have knowledge of nonpublic information regarding the Company. Other penalties may also apply.

2.Liability for Tipping. Insiders may also be liable for improper transactions by a person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information or to whom they have made recommendations or expressed opinions of the basis of such information as to trading in Covered Securities. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit financially from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s bonus and stock option plans or termination of employment. Disciplinary actions may also be taken on directors who violate the policy including termination of directorship. Other Insiders may also be subject to disciplinary action by the Company.

Specific Procedures
1.Trading Window. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all employees, directors, and Other Insiders of the Company refrain from conducting any transaction involving the purchase or sale of Covered Securities other than during the following period (the “Trading Window”):

Trading Window: The Trading Window is the period in any fiscal quarter commencing two calendar days following the SEC filing of the Current Report on Form 8-K disclosing quarterly financial results for the prior quarter and ending on (and including) the last day of the second month of the quarter. Exceptions to this Trading Window rule may be made by the Securities Compliance Officer upon request, but only for good cause and in his/her sole discretion.

The safest period for trading in Covered Securities, assuming the absence of Insider Information, is generally the first two days of the Trading Window. Periods other than the Trading Window are more highly sensitive for transactions in Covered Securities from the perspective of compliance with applicable securities laws. This is due to the fact that employees, directors, and Other Insiders will, as any quarter progresses, be increasingly likely to possess Insider Information about the expected financial results for the quarter.

It should be noted that even during the Trading Window any person possessing material nonpublic information concerning the Company should not engage in any transactions in Covered Securities until such information has been made public for at least two calendar days. Although the Company may from time to time declare a Black-out Period, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in Covered Securities during the Trading Window should not be considered a “safe harbor,” and all employees and directors are also subject to paragraphs 2 and 3 below.

2.Pre-clearance of Trades. The Company has determined that all employees and directors of the Company are required to refrain from trading in Covered Securities, even during the Trading Window, without first complying with the Company’s “pre-clearance” process. Each employee or director must contact the Company’s Securities Compliance Officer to obtain pre-clearance prior to commencing any trade in Covered Securities. A request for approval of trading activity may be declined for any reason and the Company is not required to provide a reason for declining to approve a specific request for “pre-clearance.” Short-term trading of Covered Securities is discouraged and may be grounds for declining to approve a specific request for pre-clearance.

3.Individual Responsibility. Each employee or director has the individual responsibility to comply with this Policy against insider trading, including during the Trading Window. An employee, director, or Other Insider may, from time to time, have to forego a proposed transaction in Covered Securities even if such person planned to make the transaction before learning of the Insider Information and even though such person believes they may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions
The rules and guidelines set forth in this Policy are subject to the following exceptions:

1.Purchases from the Company. For purposes of the Policy, the Company considers the exercise of stock options for cash under the Redwood incentive stock plan or the conversion of preferred stock into common stock (but not the sale of any such shares) to be exempt from the insider trading aspects of this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option or preferred stock. Shares acquired pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan (but not the sale of any such shares) are also exempt from the insider trading aspects of this Policy. For the avoidance of doubt, executive officers, directors, and other employees may still be subject to the Section 16 reporting requirements and short-swing profit recapture rules for shares acquired by any of the above means. It is the responsibility of each officer and director to assure that the appropriate filing requirements are met.

2.Sales Pursuant to Rule 10b5-1. SEC Rule 10b5-1 generally provides that sales of securities pursuant to a prearranged plan will not be deemed to be trading on the basis of inside information, even where the employee or director for whom the sales are being made is in possession of inside information or the Trading Window is closed. The Rule sets out strict requirements that must be met by the prearranged plan in order to qualify for the benefits of the Rule. Any person desiring to take advantage of this Rule must first clear his or her prearranged plan with the Company’s Securities Compliance Officer.